Final Term Sheet Medium-Term Notes, Series P – Fixed Rate June 1, 2020	Filed Pursuant to Rule 433 Registration No. 333-228141

PACCAR Financial Corp.

Medium-Term Notes, Series P—Fixed Rate

CUSIP # 69371RQ82

(the “Notes”)

We are hereby offering to sell Notes having the terms specified below to you with the assistance of:

☐ BNP Paribas Securities Corp.
☐ BofA Securities, Inc.
☐ Citigroup Global Markets Inc.
☐ J.P. Morgan Securities LLC
☐ MUFG Securities Americas Inc.
☒ RBC Capital Markets, LLC
☒ U.S. Bancorp Investments, Inc.
☒ Other:
ING Financial Markets LLC
TD Securities (USA) LLC
Loop Capital Markets LLC
Siebert Williams Shank & Co., LLC
SMBC Nikko Securities America, Inc.
Westpac Capital Markets LLC
acting as ☒ principal ☐ agent

at:	☐ varying prices related to prevailing market prices at the time of resale

☒  a fixed initial public offering price of 99.861% of the Principal Amount.

Principal Amount: $300,000,000	Original Issue Date: June 8, 2020 (T+5)

Agent’s Discount or Commission: 0.200%	Final Maturity Date: June 8, 2023

Net Proceeds to Company: $298,983,000	Interest Payment Dates: Semi-annually on each June 8 and December 8, commencing December 8, 2020 Record Dates: May 25 and November 24 preceding the applicable Interest Payment Date

Treasury Benchmark: 0.125% due May 15, 2023

Treasury Yield: 0.197%

Reoffer Spread: T+65 bps

Reoffer Yield: 0.847%

Interest Rate: 0.800% per annum

Redemption:

☒	The Notes may not be redeemed prior to the Maturity Date.

☐	The Notes may be redeemed at our option prior to the Maturity Date.

Initial Redemption Date:

Initial Redemption Percentage:             %

Annual Redemption Percentage Reduction:             % until Redemption Percentage is 100% of the Principal Amount.

Repayment:

☒	The Notes may not be repaid prior to the Maturity Date.

☐	The Notes may be repaid prior to the Maturity Date at the option of the holder of the Notes.

Option Repayment Date(s):

Currency:

Specified Currency: USD (If other than U.S. dollars, see attached)

Minimum Denominations:                  (Applicable only if Specified Currency is other than U.S. dollars)

Exchange Rate Agent:                  (Applicable only if Specified Currency is other than U.S. dollars)

If Discount Note, check  ☐

Issue Price:             %

Form:        ☒  Book-Entry        ☐   Certificated

Plan of Distribution:

Name	Title	Principal Amount of Notes
TD Securities (USA) LLC	Bookrunner	$63,000,000
ING Financial Markets LLC	Bookrunner	$63,000,000
RBC Capital Markets, LLC	Bookrunner	$63,000,000
U.S. Bancorp Investments, Inc.	Bookrunner	$63,000,000
Loop Capital Markets LLC	Co-Manager	$12,000,000
Siebert Williams Shank & Co., LLC	Co-Manager	$12,000,000
SMBC Nikko Securities America, Inc.	Co-Manager	$12,000,000
Westpac Capital Markets LLC	Co-Manager	$12,000,000
Total		$300,000,000

Pursuant to Rule 15c6-1 under the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in two business days unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers of the Notes who wish to trade the Notes on the date hereof or the next two succeeding business days will be required, by virtue of the fact that the Notes initially will settle in T+5, to specify an alternative settlement cycle at the time of any such trade to prevent failed settlement.

Other Provisions:

N/A

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, TD Securities (USA) LLC, ING Financial Markets LLC, RBC Capital Markets, LLC and U.S. Bancorp Investments, Inc., or any dealer participating in the offering will arrange to send you the prospectus if you request it by contacting TD Securities (USA) LLC, toll-free at 1-855-495-9846, ING Financial Markets LLC, toll-free at 1-877-446-4930, RBC Capital Markets, LLC, toll-free at 1-866-375-6829 or U.S. Bancorp Investments, Inc., toll-free at 1-877-558-2607.